CALCULATION OF REGISTRATION FEE

  Title of Each Class of       Maximum Aggregate     Amount of Registration
    Securities Offered         Offering Price               Fee(1)
--------------------------     -----------------     ----------------------
Index-Linked Securities
  due June 30, 2008               $4,300,000                 $460.10

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $460.10 fee with respect to the $4,300,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $1,408,733.18 remains available for future registration fees. No additional fee has been paid with respect to this offering.


PROSPECTUS Dated January 25, 2006                   Pricing Supplement No. 69 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-131266
Dated January 25, 2006                                       Dated June 15, 2006
                                                                  Rule 424(b)(2)

                                   $4,300,000
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                               ----------------
         Performance Enhanced Index-Linked Securities due June 30, 2008
               Based on the Value of the Tokyo Stock Price Index

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $1,000 principal amount of securities that you hold, an amount in cash that will vary depending upon the value of the Tokyo Stock Price Index, which we refer to as the index, over the term of the securities and on June 26, 2008, the second scheduled trading day prior to the maturity date, which we refer to as the valuation date.

o    The principal amount and issue price of each security is $1,000.

o    We will not pay interest on the securities.

o At maturity, for each $1,000 principal amount of securities that you hold, you will receive an amount per security, based on the increase, and in certain scenarios on the decrease, of the final index value from the initial index value and on the value of the index over the term of the securities.

     o If at maturity the final index value is greater than the initial index value, the payment at maturity will equal $1,000 plus a supplemental redemption amount equal to (i) $1,000 times (ii) the index percent increase times (iii) 125%, which we refer to as the participation rate.

          >> The index percent increase will be equal to (i) the final index value less the initial index value divided by (ii) the initial index value.

          >> The initial index value is 1,534.71, the closing value of the index, as displayed on Bloomberg page "TPX" on June 16, 2006, the index business day immediately following the day we priced the securities for initial sale to the public.

          >> The final index value will equal the closing value of the index, as displayed on Bloomberg page "TPX", or any successor page, on the valuation date.

     o If at maturity the final index value is less than or equal to the initial index value, and the index value has not decreased to or below 1,074.297, which we refer to as the trigger level, at any time on any index business day from and including June 22, 2006, the original issue date for the securities, to and including the valuation date, the payment at maturity will equal $1,000. The trigger level corresponds to an index value that is 70% of the initial index value.

     o If the final index value is less than or equal to the initial index value, and the index value has decreased to or below the trigger level at any time on any index business day from and including June 22, 2006, the original issue date for the securities, to and including the valuation date, the payment at maturity, if any, will equal (i) $1,000 times (ii) the index performance factor.

          >> The index performance factor will equal the final index value divided by the initial index value, and will be less than or equal to 1.0.

          If the final index value is less than the initial index value, the index performance factor will be less than 1.0 and your payment at maturity will be less than the $1,000 principal amount per security, and could be zero.

o    Investing in the securities is not equivalent to investing in the index.

o    The securities will not be listed on any securities exchange.

o    The CUSIP number for the securities is 61747S132.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Securities."

The securities involve risks not associated with an investment in conventional debt securities, including the risk that you may receive less than the principal amount of the securities at maturity. See "Risk Factors" beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------
                            PRICE 100% PER SECURITY
                            -----------------------

                                Price to       Agent's
                                 Public     Commissions(1)   Proceeds to Company
                               ----------   --------------   -------------------
Per Security...........           100%           1.5%              98.50%
Total..................        $4,300,000      $64,500           $4,235,500

----------------
(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called "Description of Securities--Supplemental Information Concerning Plan of Distribution".

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called "Description of Securities-Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities have not been and will not be registered with the Comissao de Calores Mobiliarios (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil ("Brazil") except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the "SFA"));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The securities offered are medium-term debt securities of Morgan Stanley. The return on the securities at maturity is based on the value of the Tokyo Stock Price Index, which we refer to as the index.

     "TOPIX(R)" and "TOPIX Index(R)" are registered trademarks of the Tokyo Stock Exchange, Inc. Morgan Stanley is licensed to use these trademarks.

Each security costs $1,000         We, Morgan Stanley, are offering Performance
                                   Enhanced Index-Linked Securities due June
                                   30, 2008 Based on the Value of the Tokyo
                                   Stock Price Index, which we refer to as the securities. The principal amount and issue price of each security is $1,000.

                                   The original issue price of the securities includes the agent's commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Securities--Use of Proceeds and Hedging."

No guaranteed return of            Unlike ordinary debt securities, the
principal; no interest             securities do not pay interest and do not
                                   guarantee any return of principal at
                                   maturity. If the final index value is less than or equal to the initial index value, and the index value has decreased to or below the trigger level at any time on any index business day from and including June
                                   22, 2006, the original issue date for the securities, to and including June 26, 2008, the second scheduled trading day prior to the maturity date, which we refer to as the valuation date, we will pay to you an amount in cash per security that is less than the $1,000 issue price of each security by an amount proportionate to the decrease in the index value, as measured from the initial index value to final index value. The valuation date is subject to adjustment for certain market disruption events.

The index                          The index is a market capitalization-
                                   weighted index of all the domestic common stocks listed in the first section of the Tokyo Stock Exchange which have an accumulative length of listing of at least six months. Tokyo Stock Exchange, Inc. is responsible for calculating, maintaining and publishing the index. For further information regarding the Index, see
                                   "Description of Securities--The Index."

Index values                       You can review published closing index
                                   values for the index beginning January 1, 2001 through June 16, 2006 in the
                                   "Description of Securities--Historical
                                   Information" section of this pricing
                                   supplement. The historical closing index values of the index should not be taken as an indication of what the value of the index will be in the future, including whether the index value will decrease to or below the trigger level, or what the final index value will be.

Payment at maturity                At maturity, you will receive for each
depends on the value of the        $1,000 principal amount of securities that
index                              you hold an amount in cash, determined as
                                   follows:

                                   o    If the final index value is greater
                                        than the initial index value, $1,000
                                        plus the supplemental redemption
                                        amount,

                                        where,

                        supplemental redemption amount = $1,000 x index percent increase x participation rate where,

                                        participation rate = 125%; and

                                                                     final index value - initial index value
                                        index percent increase   =   ---------------------------------------
                                                                                initial index value

                                        and where,

                                         initial index value =  1,534.71, the closing value of the index, as displayed on Bloomberg page "TPX" on June 16, 2006,
                                                                the index business day immediately following the day
                                                                we priced the securities for initial sale to the
                                                                public; and

                                         final index value   =  the closing value of the index, as displayed on
                                                                Bloomberg page "TPX", or any successor page, on the
                                                                valuation date.

                                   o    If at maturity the final index value is
                                        less than or equal to the initial index
                                        value, and the index value has not
                                        decreased to or below 1,074.297, which
                                        we refer to as the trigger level, at
                                        any time on any index business day from
                                        and including June 22, 2006, the
                                        original issue date for the securities,
                                        to and including the valuation date,
                                        $1,000. The trigger level corresponds
                                        to an index value that is 70% of the
                                        initial index value.

                                   o    If at maturity the final index value is
                                        less than or equal to the initial index
                                        value, and the index value has
                                        decreased to or below the trigger level
                                        at any time on any index business day
                                        from and including June 22, 2006, the
                                        original issue date for the securities
                                        to and including the valuation date,
                                        $1,000 times the index performance
                                        factor,

                                        where,

                                                                        final index value
                                        index performance factor   =   -------------------
                                                                       initial index value

                                   If the final index value is less than the initial index value, the index performance factor will be less than 1.0 and this payment will be less than the $1,000 principal amount per security, and could be zero.

                                   Please refer to "Hypothetical Payouts on the Securities at Maturity" on PS-6 to review examples of potential payouts on the securities at maturity based on various hypothetical changes in the index value over the term of the securities. These examples are illustrative only and do not demonstrate all potential payouts on the securities.

                                   You can review the historical closing values of the index for the period January 1, 2001 through June 16, 2006 in the section of this pricing supplement called "Description of Securities--Historical Information."

                                   Investing in the securities is not
                                   equivalent to investing in the index or any of its component stocks.

MS & Co. will be the               We have appointed our affiliate, Morgan
Calculation Agent                  Stanley & Co. Incorporated or its
                                   successors, which we refer to as MS & Co., to act as calculation agent for JPMorgan
                                   Chase Bank, N.A. (formerly known as JPMorgan
                                   Chase Bank), the trustee for our senior
                                   notes. As calculation agent, MS & Co. will determine the initial index value, the final index value, the index performance factor, the index percent increase, the supplemental redemption amount, if any, the payment to you at maturity and whether a market disruption event has occurred.

Where you can find more            The securities are senior notes issued as
information on the                 part of our Series F medium-term note
securities                         program. You can find a general description
                                   of our Series F medium-term note program in the accompanying prospectus supplement dated
                                   January 25, 2006. We describe the basic
                                   features of this type of security in the sections of the prospectus supplement called
                                   "Description of Notes--General Terms of
                                   Notes" and "--Notes Linked to Commodity
                                   Prices, Single Securities, Baskets of
                                   Securities or Indices" and in the section of the prospectus called "Description of Debt
                                   Securities - Description of Fixed Rate Debt
                                   Securities".

                                   Because this is a summary, it does not
                                   contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the "Description of Securities" section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called "Risk Factors." The tax treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called "Description of Securities--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us                    You may contact our principal executive
                                   offices at 1585 Broadway, New York, New York
                                   10036 (telephone number (212) 761-4000).

               HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

     At maturity, if the final index value is greater than the initial index value, for each $1,000 principal amount of securities that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $1,000. The supplemental redemption amount will be calculated on the valuation date and is equal to (i) $1,000 times (ii) the index percent increase (iii) times 125%, which we refer to as the participation rate.

     However, if at maturity the final index value is equal to or lower than the initial index value, you may receive only the $1,000 principal amount of each security or, if at any time on any index business day from and including June 22, 2006, the original issue date for the securities to and including the valuation date, the index value drops below 1,074.297, which we refer to as the trigger level, you may receive an amount which is less then the $1,000 principal amount of the securities and which could be zero. The trigger level corresponds to an index value that is 70% of the initial index value.

     Presented below are three hypothetical examples showing how the various potential payouts on the securities are calculated. These examples are illustrative only and do not demonstrate all potential payouts on the securities.

Example 1: The final index value is greater than the initial index value

Initial index value:              1,534.71
Hypothetical final index value:   2,302.065
Participation rate:               125%
Trigger level:                    1,074.297, which is 70% of the initial index value

     As the hypothetical final index value is greater than the initial index value, you will receive for each $1,000 principal amount of securities that you hold, a supplemental redemption amount in addition to the principal amount of $1,000. The supplemental redemption amount will equal (i) $1,000 times (ii) the index percent increase (iii) times the participation rate. The index percent increase in this example will be calculated as follows:

                           final index value - initial index value      2,302.065 - 1,534.71
Index percent increase  =  ---------------------------------------   =  --------------------  =  0.5
                                    initial index value                        1,534.71

Accordingly, the supplement redemption amount in this example will equal:

          Supplemental redemption amount  =  $1,000  x  0.5  x  125%  =  $625

     In this example, the total payout at maturity per security will equal
$1,625, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $625.

Example 2: The final index value is less than or equal to the initial index value and the index value has not decreased to or below the trigger level during the term of the securities

Initial index value:              1,534.71
Hypothetical final index value:   1,200
Participation rate:               125%
Trigger level:                    1,074.297, which is 70% of the initial index value

     In this example, the hypothetical final index value is less than the initial index value, but at no point during the term of the securities has the index value decreased to or below the trigger level. Because the hypothetical final index value is less than the initial index value, no supplemental redemption amount will be paid on the securities. However, because the index value has not decreased to or below the trigger level at any time on any index business day during the term of the securities, the payout at maturity will equal $1,000. In this case, the return on the securities at maturity of 0% is greater than the index return of -20%.

Example 3: The final index value is less than or equal to the initial index value and the index value has decreased to or below the trigger level during the term of the securities

Initial index value:               1,534.71
Hypothetical final index value:    767.355
Participation rate:                125%
Trigger level:                     1,074.297, which is 70% of the initial
                                     index value

     As the hypothetical final index value is below the initial index value, and the index value has decreased to or below the trigger level during the term of the securities, your payment at maturity will equal $1,000 times the index performance factor. The index performance factor equals:

                                          final index value
          Index performance factor   =   -------------------
                                         initial index value

As such, in this example, your payment at maturity would be equal to:

                                           767.355
          Payment at maturity = $1,000  x  --------  or 0.5  =  $500
                                           1,534.71

     In this example, as the hypothetical final index value is less than or equal to the initial index value and the index value has decreased to or below the trigger level during the term of the securities, no supplemental redemption amount is payable and the payment at maturity is less than the principal amount of $1,000, representing a $500 loss on your investment.

You can review the historical closing values of the index for the period January 1, 2001 through June 16, 2006 in the section of this pricing supplement called "Description of Securities--Historical Information."

                                  RISK FACTORS

     The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay          The terms of the securities differ from
interest or guarantee return       those of ordinary debt securities in that we
of principal                       will not pay you interest on the securities
                                   or guarantee to pay you the principal amount of the securities at maturity. Instead, at maturity you will receive for each $1,000 principal amount of securities that you hold an amount in cash based upon the value of the index over the term of the securities and at maturity.

                                        o    If the final index value is
                                             greater than the initial index
                                             value, you will receive an amount
                                             in cash equal to $1,000 plus a
                                             supplemental redemption amount.
                                             The payment of $1,000 plus the
                                             supplemental redemption amount at
                                             maturity may not compensate you
                                             for the effects of inflation and
                                             other factors relating to the
                                             value of money over time.

                                        o    If the final index value is less
                                             than or equal to the initial index
                                             value and the index value has not
                                             decreased to or below the trigger
                                             level at any time on any index
                                             business day from and including
                                             June 22, 2006, the original issue
                                             date for the securities, to and
                                             including the valuation date, you
                                             will receive the $1,000 principal
                                             amount of the securities. The
                                             payment of the $1,000 issue price
                                             at maturity will not compensate
                                             you for the effects of inflation
                                             and other factors relating to the
                                             value of money over time.

                                        o    If the final index value is less
                                             than the initial index value and
                                             the index value has decreased to
                                             or below the trigger level at any
                                             time on any index business day
                                             from and including June 22, 2006,
                                             the original issue date for the
                                             securities, to and including the
                                             valuation date, you will receive
                                             an amount in cash that is less
                                             than the $1,000 principal amount
                                             of each security by an amount
                                             proportionate to the decrease in
                                             the index value. In such case, you
                                             may suffer a loss of all or a
                                             significant amount of your
                                             investment in the securities.

                                   See "Hypothetical Payouts on the Securities at Maturity" on PS-6 for more detail on the possible payouts on the securities at maturity.

The securities will not be         The securities will not be listed on any
listed                             securities exchange. Therefore, there may be
                                   little or no secondary market for the
                                   securities. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS
                                   & Co. is willing to transact. If at any time
                                   MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

Market price of the                Several factors, many of which are beyond
securities may be influenced       our control, will influence the value of the
by many unpredictable              securities and the price at which MS & Co.
factors                            may be willing to purchase or sell the
                                   securities in the secondary market,
                                   including:

                                        o    the value of the index at any
                                             time,

                                        o    the volatility (frequency and
                                             magnitude of changes in price) of
                                             the index,

                                        o    whether or not the index value has
                                             decreased to or below the trigger
                                             level at any time on any index
                                             business day during the term of
                                             the securities,

                                        o    interest and yield rates in the
                                             U.S. and Asian markets,

                                        o    the dividend rate on the stocks
                                             underlying the index,

                                        o    geopolitical conditions and
                                             economic, financial, political,
                                             regulatory or judicial events that
                                             affect the securities underlying
                                             the index or stock markets
                                             generally and which may affect the
                                             index value,

                                        o    the time remaining until the
                                             securities mature, and

                                        o    our creditworthiness.

                                   Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the issue price if at the time of sale the index value is at, below or not sufficiently above the initial index value, or if the index value has fallen below the trigger level at any time.

The inclusion of commissions       Assuming no change in market conditions or
and projected profit from          any other relevant factors, the price, if
hedging in the original issue      any, at which MS & Co. is willing to
price is likely to adversely       purchase securities in secondary market
affect secondary market prices     transactions will likely be lower than the
                                   original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

You have no shareholder            As an investor in the securities, you will
rights                             not have voting rights to receive dividends
                                   or other distributions or any other rights with respect to the stocks that underlie the index.

Adjustments to the index           Tokyo Stock Exchange, Inc., which we refer
could adversely affect the         to as the TSE, the publisher of the index,
value of the securities            is responsible for calculating and
                                   maintaining the index.

                                   The TSE can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the securities.

                                   TSE may also discontinue or suspend
                                   calculation or publication of the index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the final index value will be an amount based on the closing prices of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co., as calculation agent, in accordance with the formula for calculating the index value last in effect prior to discontinuance of the index.

There are risks associated         The underlying stocks that constitute the
with investments in                index have been issued by Japanese
securities indexed to the          companies. Investments in securities indexed
value of foreign equity            to the value of foreign equity securities
securities                         involve risks associated with the securities
                                   markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange
                                   Commission, and foreign companies are
                                   subject to accounting, auditing and
                                   financial reporting standards and
                                   requirements different from those applicable to U.S. reporting companies.

                                   The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The economic interests of          The economic interests of the calculation
the calculation agent and          agent and other of our affiliates are
other of our affiliates are        potentially adverse to your interests as an
potentially adverse to your        investor in the securities.
interests
                                   As calculation agent, MS & Co. has
                                   determined the initial index value and will determine the final index value and calculate the index percent increase, if any, the index performance factor, the supplemental redemption amount, if any, and the payment you will receive at maturity.
                                   Determinations made by MS & Co., in its
                                   capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a discontinuance of the index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Securities--Market
                                   Disruption Event" and "--Discontinuance of the Index; Alteration of Method of Calculation."

                                   The original issue price of the securities includes the agent's commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity       MS & Co. and other affiliates of ours have
by the calculation agent           carried out and will carry out hedging
and its affiliates could           activities related to the securities (and
potentially adversely affect       possibly to other instruments linked to the
the value of the index             index or its component stocks), including
                                   trading in options and futures over the
                                   index and the stocks underlying it as well as in other instruments related to the index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we priced the securities for initial sale to the public could potentially have increased (a) the initial index value and, as a result, could have increased the value at which the index must close on the valuation date before you receive a payment at maturity that is equal to or exceeds the principal amount on the securities and (b) the trigger level relative to the value of the index absent such hedging activity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the index on any date during the term of the securities, including by moving the value of the index towards or below the trigger level, and, accordingly, the amount of cash you will receive at maturity.

Although we believe that the       You should also consider the U.S. federal
securities should be treated       income tax consequences of investing in the
as an "open transaction" for       securities. There is no direct legal
U.S. federal income tax            authority as to the proper tax treatment of
purposes, there is uncertainty     the securities. In the opinion of our
regarding the U.S. federal         counsel, an investment in a security should
income tax consequence of an       be treated as an "open transaction" with
investment in the securities       respect to the security for U.S. federal
                                   income tax purposes, as described in the section of this pricing supplement called
                                   "Description of Securities--United States
                                   Federal Income Taxation--General." Under this treatment, if you are a U.S. taxable investor, you should not be required to accrue any income during the term of a security; but you should recognize capital gain or loss at maturity or upon a sale, exchange, or other disposition of a security in an amount equal to the difference between the amount realized and your tax basis in this security. However, due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the Internal Revenue
                                   Service (the "IRS") will accept, or that a court will uphold, this characterization and treatment. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income thereon would be significantly affected. Please read carefully the section of this pricing supplement called
                                   "Description of Securities--United States
                                   Federal Income Taxation."

                                   If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Securities--United States Federal Income Taxation--Non-U.S. Holders."

                           DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Securities" refers to each $1,000 principal amount of our Performance Enhanced Index-Linked Securities due June 30, 2008, Based on the Value of the Tokyo Stock Price Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount........ $4,300,000

Original Issue Date
  (Settlement Date)............... June 22, 2006

Maturity Date..................... June 30, 2008, subject to extension in accordance with the following paragraph in the event of a postponement of the Valuation Date for calculating the Final Index Value.

                                   If, due to a Market Disruption Event or
                                   otherwise, the Valuation Date is postponed, the Maturity Date will be the second scheduled Trading Day following the Valuation Date as so postponed. See "--Valuation Date" below.

Valuation Date.................... The Valuation Date will be June 26, 2008, two scheduled Trading Days prior to the
                                   Maturity Date, subject to adjustment for non-Index Business Days or Market Disruption Events as described in the following paragraph.

                                   If June 26, 2008 is not an Index Business
                                   Day or if there is a Market Disruption Event with respect to the Index on such day, the Valuation Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred.

Issue Price....................... $1,000 per Security (100%)

Denominations..................... $1,000 and integral multiples thereof

CUSIP Number...................... 61747S132

Interest Rate..................... None

Specified Currency................ U.S. dollars

Payment at Maturity............... At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 principal amount of each Security an amount in cash equal to:

                                     (i) if the Final Index Value is greater
                                   than the Initial Index Value, $1,000 plus the Supplemental Redemption Amount;

                                     (ii) if the Final Index Value is less than
                                   or equal to the Initial Index Value, and the Index Value has not decreased to or below the Trigger Level at any time on any Index Business Day from and including the Original Issue Date to and including the Valuation Date, $1,000; or

                                     (iii) if the Final Index Value is less than
                                   or equal to the Initial Index Value, and the Index Value has decreased to or below the Trigger Level at any time on any Index Business Day from and including the Original Issue Date to and including the Valuation Date, the product of (x) $1,000 times (y) the Index Performance Factor. If the Final Index Value is less than the Initial Index Value, the Index Performance Factor will be less than 1.0 and this payment will be less than $1,000 principal amount of each Security.

                                   We shall, or shall cause the Calculation
                                   Agent to, (i) provide written notice to the Trustee and to the Depositary, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Security, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Security or Certificated Security" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption Amount.... The Supplemental Redemption Amount will be equal to (i) $1,000 times (ii) the Index
                                   Percent Increase times (iii) the
                                   Participation Rate. The Calculation Agent will calculate the Supplemental Redemption Amount, if any, on the Valuation Date.

Index Percent Increase............ The Index Percent Increase is a fraction, the numerator of which will be the Final
                                   Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value. The Index Percent Increase is described by the following formula:

                                     Final Index Value - Initial Index Value
                                     ---------------------------------------
                                               Initial Index Value

Index Performance Factor.......... A fraction, the numerator of which is the
                                   Final Index Value and the denominator of which is the Initial Index Value.

Participation Rate................ 125%

Trigger Level..................... 1,074.297, which is 70% of the Initial Index
                                   Value.

Index Value....................... The Index Value at any time on any Index
                                   Business Day will equal the value of the Index or any Successor Index (as defined below) as displayed on Bloomberg page "TPX", or any successor page, at such time on such Index Business Day.

Closing Value..................... The Closing Value on any Index Business Day
                                   will equal the Index Value at the regular weekday close of the afternoon trading session of the Tokyo Stock Exchange on that Index Business Day. In certain circumstances, the Closing Value will be based on an alternate calculation of the Index described under "--Discontinuance of the Index; Alteration of Method of Calculation."

Initial Index Value............... 1,534.71, the Closing Value on June 16,
                                   2006, the Index Business Day immediately following the day we priced the Securities for initial sale to the public.

Final Index Value................. The Closing Value on the Valuation Date. In
                                   certain circumstances, the Final Index Value will be based on an alternate calculation of the Index described under "--Discontinuance of the Index; Alteration of Method of Calculation."

Trading Day....................... A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange,
                                   Inc. ("NYSE"), the American Stock Exchange,
                                   Inc. ("AMEX"), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, in the over-the-counter market for equity securities in the United States.

Book Entry Security or
  Certificated Security........... Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry securities, please read "Form of Securities-The Depositary" and "Form of Securities--Global Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or
  Subordinated Note............... Senior

Trustee........................... JPMorgan Chase Bank, N.A. (formerly known as
                                   JPMorgan Chase Bank)

Agent............................. MS & Co.

Calculation Agent................. MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                   All calculations with respect to the Index
                                   Value, the Closing Value, the Index
                                   Performance Factor, the Index Percent
                                   Increase, if any, the Supplemental
                                   Redemption Amount, if any, and the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Closing Value, the Index Performance Factor, whether the Index Value has decreased to or below the Trigger Level at any time during the term of the Securities, the Index Percent Increase, if any, the Supplemental Redemption Amount, if any, and the Payment at Maturity, if any, or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event........... Market Disruption Event means:

                                             (i) the occurrence or existence of
                                        a suspension, absence or material
                                        limitation of trading of stocks then
                                        constituting 20 percent or more of the
                                        level of the Index (or the Successor
                                        Index) on the Tokyo Stock Exchange for
                                        more than two hours of trading or
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session on the Tokyo Stock
                                        Exchange; or a breakdown or failure in
                                        the price and trade reporting systems
                                        of the Tokyo Stock Exchange as a result
                                        of which the reported trading prices
                                        for stocks then constituting 20 percent
                                        or more of the level of the Index (or
                                        the Successor Index) during the last
                                        one-half hour preceding the close of
                                        the principal trading session on the
                                        Tokyo Stock Exchange is materially
                                        inaccurate; or the suspension, material
                                        limitation or absence of trading on any
                                        major securities market for trading in
                                        futures or options contracts or
                                        exchange traded funds related to the
                                        Index (or the Successor Index) for more
                                        than two hours of trading or during the
                                        one-half hour period preceding the
                                        close of the principal trading session
                                        on such market, in each case as
                                        determined by the Calculation Agent in
                                        its sole discretion; and

                                             (ii) a determination by the
                                        Calculation Agent in its sole
                                        discretion that any event described in
                                        clause (i) above materially interfered
                                        with our ability or the ability of any
                                        of our affiliates to unwind or adjust
                                        all or a material portion of the hedge
                                        position in the Index with respect to
                                        the Securities.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Tokyo Stock Exchange, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of the Tokyo Stock Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index and (5) a "suspension, absence or material limitation of trading" on the Tokyo Stock Exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
  in Case of an Event of
  Default......................... In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Final Index Value is the Closing Value on the date of acceleration and the Valuation Date is the date of acceleration for the purpose of determining whether the Index Value has decreased to or below the Trigger Level.

                                   If the maturity of the Securities is
                                   accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Index;
  Alteration of Method of
  Calculation..................... If the publication of the Index is discontinued and a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a "Successor Index") is published, then any subsequent Index Value will be determined by reference to the value of such Successor Index at such time and on such date that any Index Value is to be determined.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                   If the publication of the Index is
                                   discontinued prior to, and such
                                   discontinuance is continuing on, the date that any Index Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the relevant Index Value for such date. Following any such determination, the Calculation Agent will not compute the intraday values on any Index Business Day and will instead rely on the Closing Value as computed by the Calculation Agent for the purpose of determining whether the Index Value equals or exceeds the Trigger Level. The Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating such Closing Value last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index on the Tokyo Stock Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

                                   If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value for the Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will determine the Final Index Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (i.e., as if such split had not occurred).

The Index ........................ The Tokyo Stock Price Index, published by
                                   Tokyo Stock Exchange, Inc. ("TSE"). We have derived all information regarding the Index contained in this pricing supplement, including its method of calculation, from publicly available sources, including the websites of the Tokyo Stock Exchange and other sources we believe to be reliable. We make no representation or warranty as to the accuracy or completeness of such information, nor do we incorporate any such information into this pricing supplement.

                                   The Index was developed by the TSE.
                                   Publication of the Index began on July 1, 1969, based on an initial Index value of 100 at January 4, 1968, which was reset at 1,000 on April 1, 1998. The Index is computed and published every 15 seconds via TSE's Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks.

                                   Composition and Maintenance

                                   The component stocks of the Index consist of all common domestic stocks listed on the First Section of the TSE which have an accumulative length of listing of at least six months. The Index measures changes in the aggregate market value of these stocks. The TSE domestic stock market is divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE are divided between these two sections, with stocks listed on the First

                                   Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies. The component stocks of the Index are determined based on market capitalization and liquidity. Review and selection of component stocks is conducted semiannually, based on market data as of the base date for selection.

                                   The Index is a weighted index, with the
                                   market price of each component stock
                                   multiplied by the number of shares listed.
                                   The TSE is responsible for calculating and maintaining the Index, and can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the value of the Index. The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the Index if such stock ceases to meet the criteria for inclusion. Stocks listed on the Second Section of the TSE may be transferred to the First Section if they satisfy applicable criteria. Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others. Similarly, when a First Section stock falls within the coverage of TSE rules prescribing reassignment thereof to the Second Section, such stock will be removed from the First Section. As of June 1, 2006, stocks of 1,698 domestic companies were assigned to the First Section of the TSE and stocks of 494 companies were assigned to the Second Section.

                                   Index Calculation

                                   The Index is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth. The Index is calculated by multiplying 1,000 by the figure obtained by dividing the current free-float adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of common shares listed on the First Section of the TSE at the same instance) (the "Current Market Value") by the base market value (i.e., the Current Market Value on the base date) (the "Base Market Value").

                                   The calculation of the Index can be
                                   represented by the following formula:

                                               Current Market Value
                                     Index  =  --------------------  x  1,000
                                                Base Market Value

                                   In order to maintain continuity, the Base
                                   Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the Index. Such factors include, without limitation: new listings; delistings; new share issues either through public offerings or through rights offerings to shareholders; issuance of shares as a consequence of exercise of convertible bonds or warrants; and transfer of listed securities from the First Section to the Second Section of the TSE.

                                   The formula for the adjustment is as
                                   follows:

                           Adjusted Market Value on     (Adjusted Market Value on Adjustment
                               Adjustment Date               Date +/- Adjustment Amount)
                           ------------------------  =  ------------------------------------
                           Base Market Value before      Base Market Value after adjustment
                                adjustment

                                   Where, adjustment amount is equal to the changes in the number of shares included in the calculation of the index multiplied by the price of those shares used for the purposes of the adjustment. Therefore,

                                                                              Old Base Market Value x
                                                       (Adjusted Market Value on Adjustment Date +/- Adjustment Amount)
                               New Base Market Value = ----------------------------------------------------------------
                                                                  Adjusted Market Value on Adjustment Date

                                   The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the Index, the Base Market Value is adjusted in such a way that the new value of the Index will equal the level of the Index immediately prior to such change.

                                   No adjustment is made to the Base Market
                                   Value, however, in the case of events such as stock splits or decreases in capital without compensation, which theoretically do not affect market value.

Historical Information............ The following tables set forth the published high, low and end-of-quarter Closing Values for the Index for the period January 1, 2001 through June 16, 2006. The Closing Value of the Index on June 16, 2006 was 1,534.71. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification, and we believe such information to be accurate.

                                   The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value on the Valuation Date or during the term of the Securities. The Index Value may fall below the Trigger Level on any day during the term of the Securities and the Final Index Value may be lower than the Initial Index Value on the Valuation Date, in which case you will receive an amount that is less than the $1,000 principal amount of the Securities at maturity, and which may be zero. We cannot give you any assurance that the Initial Index Value will increase so that at maturity you receive a payment in excess of the principal amount of Securities. Because your return is linked to the value of the Index at maturity, there is no guaranteed return of principal. If the Index Value drops below 70% of the Initial Index Value at any time on any Index Business Day during the term of the Securities, and the Final Index Value is less than the Initial Index Value, you will lose money on your investment.

                                                                High         Low        Period End
                                                              --------     --------     -----------
                                   2001
                                   First Quarter.......       1,337.63     1,161.97       1,277.27
                                   Second Quarter......       1,440.97     1,254.19       1,300.98
                                   Third Quarter.......       1,293.42       990.80       1,023.42
                                   Fourth Quarter......       1,107.83       988.98       1,032.14
                                   2002
                                   First Quarter.......       1,125.43       922.51       1,060.19
                                   Second Quarter......       1,139.43       984.28       1,024.89
                                   Third Quarter.......       1,050.14       886.39         921.05
                                   Fourth Quarter......         903.37       815.74         843.29
                                   2003
                                   First Quarter.......         865.43       770.62         788.00
                                   Second Quarter......         904.32       773.10         903.44
                                   Third Quarter.......       1,075.73       915.91       1,018.80
                                   Fourth Quarter......       1,105.59       953.19       1,043.69
                                   2004
                                   First Quarter.......       1,179.23     1,022.61       1,179.23
                                   Second Quarter......       1,217.87     1,053.77       1,189.60
                                   Third Quarter.......       1,188.42     1,084.64       1,102.11
                                   Fourth Quarter......       1,149.63     1,073.20       1,149.63
                                   2005
                                   First Quarter.......       1,203.26     1,132.18       1,182.18
                                   Second Quarter......       1,201.30     1,109.19       1,177.20
                                   Third Quarter.......       1,428.13     1,177.61       1,412.28
                                   Fourth Quarter......       1,663.75     1,371.37       1,649.76
                                   2006
                                   First Quarter.......       1,728.16     1,572.11       1,728.16
                                   Second Quarter
                                      (through June
                                      16, 2006)........       1,783.72     1,458.30       1,534.71

Use of Proceeds and Hedging....... The net proceeds we receive from the sale of the Securities will be used for general
                                   corporate purposes and, in part, in
                                   connection with hedging our obligations
                                   under the Securities through one or more of our subsidiaries. The original issue price of the Securities includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the day we priced the
                                   Securities for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in futures or options contracts on the Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially have increased
                                   (a) the value of the Index, and, therefore, the value at which the Index must close on the Valuation Date before you would receive at maturity a payment that exceeds the principal amount of the Securities and (b) the Trigger Level relative to the value of the Index absent such hedging activity. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the Index, futures or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Index on the Valuation Date or in relation to the Trigger Level or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution.................... Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of 1.5% per Security to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

                                   We expect to deliver the Securities against payment therefor in New York, New York on June 22, 2006, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

                                   In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or its component stocks in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See "--Use of Proceeds and Hedging" above.

                                   General

                                   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                   The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                   Additionally, the Securities may be sold, disposed or exchanged only in transactions with us or our affiliates and may not be sold, disposed or exchanged in any sort of transaction with another party without our prior written consent.

                                   Brazil

                                   The Securities have not been and will not be registered with the Comissao de Calores Mobiliarios (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil ("Brazil") except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

                                   Chile

                                   The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                   Hong Kong

                                   No action has been taken to permit an
                                   offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or
                                   (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

                                   Mexico

                                   The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                   Singapore

                                   The Agent and each dealer represent and
                                   agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

                                   (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the "SFA"));

                                   (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

                                   (c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

                                   (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension
  Plans and Insurance
  Companies....................... Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or
                                   84-14 or such purchase, holding or
                                   disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or
                                   Section 4975 of the Code or (b) its
                                   purchase, holding and disposition are
                                   eligible for exemptive relief or such
                                   purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.

License Agreement between TSE
  and Morgan Stanley.............. Morgan Stanley has entered into a non-exclusive license agreement with TSE providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by the TSE, in connection with securities, including the notes.

                                   The license agreement between the TSE and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                   (i) The TOPIX Index Value and the TOPIX
                                   Trademarks are subject to the intellectual property rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights relating to the TOPIX Index, such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Trademarks.

                                   (ii) The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Trademarks or cease the use thereof.

                                   (iii) The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemming from the use of the TOPIX Index Value and the TOPIX Trademarks or as to the figure at which the TOPIX Index Value stands on any particular day.

                                   (iv) The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

                                   (v) The Securities are in no way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc.

                                   (vi) The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the notes or any advice on investments to any purchaser of the Securities or to the public.

                                   (vii) The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuer or any purchaser of the Securities, for calculation of the TOPIX Index Value.

                                   (viii) Including but not limited to the
                                   foregoing, the Tokyo Stock Exchange, Inc.
                                   shall not be responsible for any damage
                                   resulting from the issue and sale of the Securities.

                                   "TOPIX(R)" and "TOPIX Index(R)" are
                                   trademarks of the Tokyo Stock Exchange, Inc.
                                   and have been licensed for use by Morgan
                                   Stanley. The Securities have not been passed on by the TSE as to their legality or suitability. The Securities are not issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE SECURITIES.

United States Federal
  Income Taxation................. The following summary is based on the advice of Davis Polk & Wardwell, our counsel ("Tax
                                   Counsel"), and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Securities that (i) purchase the Securities at the Issue Price and (ii) will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986 as amended, (the "Code"). Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular investor in light of the investor's individual circumstances or to investors that are subject to special treatment under the U.S. federal income tax laws, such as:

                                        o    certain financial institutions;
                                        o    dealers commodities, securities or
                                             foreign currencies;
                                        o    persons who hold a Security as
                                             part of a hedging transaction,
                                             straddle, conversion or other
                                             integrated transaction;
                                        o    U.S. Holders, as defined below,
                                             whose functional currency is not
                                             the U.S. dollar;
                                        o    partnerships or other entities
                                             classified as partnerships for
                                             U.S. tax purposes;
                                        o    regulated investment companies;
                                        o    real estate investment trusts;
                                        o    tax exempt entities, including an
                                             "individual retirement account" or
                                             "Roth IRA" as defined in Section
                                             408 or 408A of the Code,
                                             respectively;
                                        o    nonresident alien individuals who
                                             have lost their United States
                                             citizenship or who have ceased to
                                             be taxed as United States resident
                                             aliens;
                                        o    corporations that are treated as
                                             controlled foreign corporations or
                                             passive foreign investment
                                             companies;
                                        o    investors subject to the
                                             alternative minimum U.S. federal
                                             income tax;
                                        o    Non-U.S. Holders for whom income
                                             or gain in respect of a Security
                                             is effectively connected with a
                                             trade or business in the United
                                             States; and
                                        o    Non-U.S. Holders who are
                                             individuals having a "tax home"
                                             (as defined in Section 911(d)(3)
                                             of the Code) in the United States.

                                   As the law applicable to the U.S. federal income taxation of instruments such as the Security is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. If you are considering purchasing the Securities, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under U.S. federal estate tax law or the laws of any state, local or foreign taxing jurisdiction.

                                   General

                                   In the opinion of Tax Counsel, which is
                                   based on a representation received from us as to the existence of a substantial risk that an initial investor will lose a significant amount of its investment, the purchase and ownership of a Security should be treated as a single financial contract that is an "open transaction" for U.S. federal income tax purposes. While other characterizations of the Securities could be asserted by the Internal Revenue Service (the "IRS"), as discussed below, the following discussion assumes that this characterization of the Securities will be respected.

                                   U.S. Holders

                                   This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Securities. As used herein, the term "U.S. Holder" means a beneficial owner of a Security that is for U.S. federal income tax purposes:

                                        o    a citizen or resident of the
                                             United States;
                                        o    a corporation created or organized
                                             under the laws of the United
                                             States or any political
                                             subdivision thereof; or
                                        o    an estate or trust the income of
                                             which is subject to United States
                                             federal income taxation regardless
                                             of its source.

                                   Tax Treatment of the Securities

                                   Assuming the characterization of the
                                   Securities as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                   Tax Basis. A U.S. Holder's tax basis in a
                                   Security will equal the amount paid by the U.S. Holder to acquire the Security.

                                   Settlement of a Security at Maturity. Upon receipt of cash at maturity, a U.S. Holder will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the Security.

                                   Sale, Exchange, Redemption or Other
                                   Disposition of a Security. Upon a sale,
                                   exchange, redemption or other disposition of a Security prior to its maturity, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition and the U.S. Holder's tax basis in the Security sold, exchanged, redeemed or otherwise disposed. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Security for more than one year at the time of disposition.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the Securities

                                   Due to the absence of authorities that
                                   directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                   If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, redemption or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                   Even if the Contingent Payment Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations of the Securities are possible which, if applied, could also affect the timing and character of the income or loss with respect to the Securities. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

                                   Backup Withholding and Information Reporting

                                   A U.S. Holder may be subject to backup
                                   withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder may be subject to information reporting in respect of the amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

                                   Non-U.S. Holders

                                   This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Security that is for U.S. federal income tax purposes:

                                        o    a nonresident alien individual;
                                        o    a foreign corporation; or
                                        o    a foreign trust or estate.

                                   "Non-U.S. Holder" does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Any such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Security.

                                   Tax Treatment upon Sale, Exchange or
                                   Settlement of a Security

                                   In general. Assuming the characterization of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

                                   If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

                                        o    the Non-U.S. Holder does not own,
                                             directly or by attribution, ten
                                             percent or more of the total
                                             combined voting power of all
                                             classes of our stock entitled to
                                             vote;

                                        o    the Non-U.S. Holder is not a
                                             controlled foreign corporation
                                             related, directly or indirectly,
                                             to us through stock ownership;

                                        o    the Non-U.S. Holder is not a bank
                                             receiving interest under section
                                             881(c)(3)(A) of the Code; and

                                        o    the certification requirement
                                             described below has been fulfilled
                                             with respect to the beneficial
                                             owner.

                                   Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

                                   U.S. Federal Estate Tax

                                   Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

                                   Backup Withholding and Information Reporting

                                   Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding at a rate of 28% in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under "-Tax Treatment upon Sale, Exchange or Settlement of a Security - Certification Requirement" will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.